UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2011 (March 31, 2011)

CHESAPEAKE ENERGY CORPORATION

(Exact name of Registrant as specified in its Charter)

Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6100 North Western Avenue, Oklahoma City, Oklahoma	73118
(Address of principal executive offices)	(Zip Code)

(405) 848-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 31, 2011, Chesapeake Energy Corporation (the “Company”) closed the sale of its Fayetteville Shale assets in central Arkansas to BHP Billiton Petroleum, a wholly owned subsidiary of BHP Billiton Limited (NYSE: BHP; ASX: BHP), for net proceeds of $4.637 billion in cash (the “Fayetteville Transaction”).  The sold properties consist of approximately 487,000 net acres of leasehold, current net production of approximately 415 million cubic feet of natural gas equivalent per day and midstream assets consisting of approximately 420 miles of pipeline.  As part of the Fayetteville Transaction, the Company has agreed to provide technical and business services for up to one year for BHP Billiton’s Fayetteville properties for an agreed-upon fee.

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

On March 31, 2011, the Company issued a press release announcing the closing of the Fayetteville Transaction.  A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

The Company’s unaudited pro forma condensed consolidated balance sheet as of December 31, 2010 and its unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2010 that give effect to the Fayetteville Transaction are furnished herewith as Exhibit 99.2 to this Current Report.

(b)	Pro Forma Financial Information:

Pro forma financial information with respect to the Fayetteville Transaction is furnished herewith as Exhibit 99.2 to this Current Report, and incorporated herein by this reference.

(d)	Exhibits:

See "Index to Exhibits" attached to this Current Report on Form 8-K, which is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ JENNIFER M. GRIGSBY
Jennifer M. Grigsby
Senior Vice President, Treasurer and Corporate Secretary

Date:  April 5, 2011

INDEX OF EXHIBITS

Exhibit No.	Document Description

99.1	Chesapeake Energy Corporation press release dated March 31, 2011 - Closing of Fayetteville Transaction

99.2	Unaudited Pro Forma Condensed Consolidated Financial Information of Chesapeake Energy Corporation and subsidiaries for the year ended December 31, 2010